EXHIBIT 99.5

SHAREHOLDER ALERT

E.DIGITAL CORPORATION
RECEIVES $750,000 IN SERIES AA FINANCING

Announces Shareholders Meeting Date

(SAN DIEGO, CA, July 1, 2008) - e.Digital Corporation (OTC: EDIG), a leading technology innovator of dedicated portable entertainment systems and patented flash memory-related technology today announced it sold $750,000 of Series AA Convertible Preferred shares and warrants to selected accredited investors including the Company’s senior vice president, Robert Putnam.

The Company expects to use the proceeds from this financing to continue development of the next generation of its proprietary eVU™ entertainment system, fund intellectual property (IP) consulting to continue supporting the Company’s legal representatives in enforcing its Flash-R™ patent portfolio, for note and vendor payments, and general working capital.

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration. The Company is not filing a registration statement on the securities. The Company's Form 8-K, being filed today with the Securities and Exchange Commission, provides a description of this transaction.

e.Digital also announced today that it has scheduled its meeting of shareholders for Wednesday, September 17, 2008. Details regarding the record date, meeting time and location, and business items to be transacted are expected to be available this month. The Company also expects to release further information on its eVU business and IP monetization efforts.

About e.Digital Corporation: e.Digital is a leading innovator of dedicated portable inflight entertainment systems. More than 30 airlines have made dedicated portable systems powered by e.Digital technology their inflight entertainment choice. e.Digital also owns and is pursuing the monetization of its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. For more information about e.Digital and eVU, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT: e.Digital Corporation: Robert Putnam, (858) 304-3016 ext. 205, rputnam@edigital.com